                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                              (Amendment No. 17)*



                               TRISTAR CORPORATION
                      ------------------------------------
                                (Name of Issuer)


                          Common Stock, $0.01 Par Value
                      ------------------------------------
                         (Title of Class of Securities)


                                    778242107
                              --------------------
                                 (CUSIP Number)



                     Kirit Sheth; P.O. Box 16758; Jebel Ali
         Free Zone; Dubai, United Arab Emirates, Tel: 011-97-14-519-444
         --------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)


                                  July 6, 2000
                               -------------------
             (Date of Event which Requires Filing of this Statement)



         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].


         Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


                  Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.


         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.


         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


-----------------------------                 ---------------------------------

 TRISTAR CORPORATION                             SCHEDULE 13D
 CUSIP NO.    778242107                          PAGE 1 OF 10 PAGES

-----------------------------                 ---------------------------------

================================================================================
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Mahendra Sheth
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

                     Not applicable
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                    [ ]
             IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                     India
--------------------------------------------------------------------------------
          NUMBER OF          7      SOLE VOTING POWER:                       -0-
           SHARES
        BENEFICIALLY         ---------------------------------------------------
          OWNED BY           8      SHARED VOTING POWER: 15,717,886 shares,
            EACH                    includes (i) 2,400,000 shares capable of
          REPORTING                 being acquired through exercise of a
                                    warrant, (ii) 537,142 shares capable of
                                    being acquired through conversion of 537,142
                                    shares of the Company's Series A Preferred
                                    Stock, and (iii) 482,760 shares capable of
                                    being acquired through conversion of 120,690
                                    shares of the Company's Series B Preferred
                                    Stock.
                             ---------------------------------------------------
           PERSON            9      SOLE DISPOSITIVE POWER:                  -0-
            WITH
                             ---------------------------------------------------
                             10     SHARED DISPOSITIVE POWER: 15,717,886 shares,
                                    includes (i) 2,400,000 shares capable of
                                    being acquired through exercise of a
                                    warrant, (ii) 537,142 shares capable of
                                    being acquired through conversion of 537,142
                                    shares of the Company's Series A Preferred
                                    Stock, and (iii) 482,760 shares capable of
                                    being acquired through conversion of 120,690
                                    shares of the Company's Series B Preferred
                                    Stock.
--------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             15,717,886 shares, includes (i) 2,400,000 shares capable of being acquired through exercise of a warrant, (ii) 537,142 shares capable of being acquired through conversion of 537,142 shares of the
             Company's Series A Preferred Stock, and (iii) 482,760 shares capable of being acquired through conversion of 120,690 shares of the Company's Series B Preferred Stock.
--------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                   [ ]
             EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                     77.8%
--------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


-----------------------------                 ---------------------------------

 TRISTAR CORPORATION                             SCHEDULE 13D
 CUSIP NO.    778242107                          PAGE 2 OF 10 PAGES

-----------------------------                 ---------------------------------

================================================================================
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Shashikant Sheth
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

                     Not applicable
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                    [X]
             IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                     India
--------------------------------------------------------------------------------
          NUMBER OF          7      SOLE VOTING POWER:                       -0-
           SHARES
        BENEFICIALLY         ---------------------------------------------------
          OWNED BY           8      SHARED VOTING POWER: 15,717,886 shares,
            EACH                    includes (i) 2,400,000 shares capable of
          REPORTING                 being acquired through exercise of a
                                    warrant, (ii) 537,142 shares capable of
                                    being acquired through conversion of 537,142
                                    shares of the Company's Series A Preferred
                                    Stock, and (iii) 482,760 shares capable of
                                    being acquired through conversion of 120,690
                                    shares of the Company's Series B Preferred
                                    Stock.
                             ---------------------------------------------------
           PERSON            9      SOLE DISPOSITIVE POWER:                  -0-
            WITH
                             ---------------------------------------------------
                             10     SHARED DISPOSITIVE POWER: 15,717,886 shares,
                                    includes (i) 2,400,000 shares capable of
                                    being acquired through exercise of a
                                    warrant, (ii) 537,142 shares capable of
                                    being acquired through conversion of 537,142
                                    shares of the Company's Series A Preferred
                                    Stock, and (iii) 482,760 shares capable of
                                    being acquired through conversion of 120,690
                                    shares of the Company's Series B Preferred
                                    Stock.
--------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             15,717,886 shares, includes (i) 2,400,000 shares capable of being acquired through exercise of a warrant, (ii) 537,142 shares capable of being acquired through conversion of 537,142 shares of the
             Company's Series A Preferred Stock, and (iii) 482,760 shares capable of being acquired through conversion of 120,690 shares of the Company's Series B Preferred Stock.
--------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                   [ ]
             EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                     77.8%
--------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


-----------------------------                 ---------------------------------

 TRISTAR CORPORATION                             SCHEDULE 13D
 CUSIP NO.    778242107                          PAGE 3 OF 10 PAGES

-----------------------------                 ---------------------------------

================================================================================
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Kirit Sheth
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

                     Not applicable
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                    [ ]
             IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                     India
--------------------------------------------------------------------------------
          NUMBER OF          7      SOLE VOTING POWER:                       -0-
           SHARES
        BENEFICIALLY         ---------------------------------------------------
          OWNED BY           8      SHARED VOTING POWER: 15,717,886 shares,
            EACH                    includes (i) 2,400,000 shares capable of
          REPORTING                 being acquired through exercise of a
                                    warrant, (ii) 537,142 shares capable of
                                    being acquired through conversion of 537,142
                                    shares of the Company's Series A Preferred
                                    Stock, and (iii) 482,760 shares capable of
                                    being acquired through conversion of 120,690
                                    shares of the Company's Series B Preferred
                                    Stock.
                             ---------------------------------------------------
           PERSON            9      SOLE DISPOSITIVE POWER:                  -0-
            WITH
                             ---------------------------------------------------
                             10     SHARED DISPOSITIVE POWER: 14,697,984 shares,
                                    includes 2,400,000 shares of capable of
                                    being acquired through exercise of a warrant
--------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             15,717,886 shares, includes (i) 2,400,000 shares capable of being acquired through exercise of a warrant, (ii) 537,142 shares capable of being acquired through conversion of 537,142 shares of the
             Company's Series A Preferred Stock, and (iii) 482,760 shares capable of being acquired through conversion of 120,690 shares of the Company's Series B Preferred Stock.
--------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                   [ ]
             EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                     77.8%
--------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


-----------------------------                 ---------------------------------

 TRISTAR CORPORATION                             SCHEDULE 13D
 CUSIP NO.    778242107                          PAGE 4 OF 10 PAGES

-----------------------------                 ---------------------------------

================================================================================
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Jamnadas Sheth
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

                     Not applicable
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                    [ ]
             IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                     India
--------------------------------------------------------------------------------
          NUMBER OF          7      SOLE VOTING POWER:                       -0-
           SHARES
        BENEFICIALLY         ---------------------------------------------------
          OWNED BY           8      SHARED VOTING POWER: 15,717,886 shares,
            EACH                    includes (i) 2,400,000 shares capable of
          REPORTING                 being acquired through exercise of a
                                    warrant, (ii) 537,142 shares capable of
                                    being acquired through conversion of 537,142
                                    shares of the Company's Series A Preferred
                                    Stock, and (iii) 482,760 shares capable of
                                    being acquired through conversion of 120,690
                                    shares of the Company's Series B Preferred
                                    Stock.
                             ---------------------------------------------------
           PERSON            9      SOLE DISPOSITIVE POWER:                  -0-
            WITH
                             ---------------------------------------------------
                             10     SHARED DISPOSITIVE POWER: 15,717,886 shares,
                                    includes (i) 2,400,000 shares capable of
                                    being acquired through exercise of a
                                    warrant, (ii) 537,142 shares capable of
                                    being acquired through conversion of 537,142
                                    shares of the Company's Series A Preferred
                                    Stock, and (iii) 482,760 shares capable of
                                    being acquired through conversion of 120,690
                                    shares of the Company's Series B Preferred
                                    Stock.
--------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             15,717,886 shares, includes (i) 2,400,000 shares capable of being acquired through exercise of a warrant, (ii) 537,142 shares capable of being acquired through conversion of 537,142 shares of the
             Company's Series A Preferred Stock, and (iii) 482,760 shares capable of being acquired through conversion of 120,690 shares of the Company's Series B Preferred Stock.
--------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                   [ ]
             EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                     77.8%
--------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


-----------------------------                 ---------------------------------

 TRISTAR CORPORATION                             SCHEDULE 13D
 CUSIP NO.    778242107                          PAGE 5 OF 10 PAGES

-----------------------------                 ---------------------------------

================================================================================
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Jayesh Sheth
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ][X]
                                                                         (b) [X]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

                     Not applicable
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                    [X]
             IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                     England
--------------------------------------------------------------------------------
          NUMBER OF          7      SOLE VOTING POWER:                       -0-
           SHARES
        BENEFICIALLY         ---------------------------------------------------
          OWNED BY           8      SHARED VOTING POWER:                     -0-
            EACH
          REPORTING          ---------------------------------------------------
           PERSON            9      SOLE DISPOSITIVE POWER:                  -0-
            WITH
                             ---------------------------------------------------
                             10     SHARED DISPOSITIVE POWER:                -0-

--------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     -0-
--------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                   [ ]
             EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                     Not applicable
--------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


-----------------------------                 ---------------------------------

 TRISTAR CORPORATION                             SCHEDULE 13D
 CUSIP NO.    778242107                          PAGE 6 OF 10 PAGES

-----------------------------                 ---------------------------------

================================================================================
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Virendra Sheth
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

                     Not applicable
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                    [X]
             IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
          NUMBER OF          7      SOLE VOTING POWER:                       -0-
           SHARES
        BENEFICIALLY         ---------------------------------------------------
          OWNED BY           8      SHARED VOTING POWER: 15,717,886 shares,
            EACH                    includes (i) 2,400,000 shares capable of
          REPORTING                 being acquired through exercise of a
                                    warrant, (ii) 537,142 shares capable of
                                    being acquired through conversion of 537,142
                                    shares of the Company's Series A Preferred
                                    Stock, and (iii) 482,760 shares capable of
                                    being acquired through conversion of 120,690
                                    shares of the Company's Series B Preferred
                                    Stock.
                             ---------------------------------------------------
           PERSON            9      SOLE DISPOSITIVE POWER:                  -0-
            WITH
                             ---------------------------------------------------
                             10     SHARED DISPOSITIVE POWER: 15,717,886 shares,
                                    includes (i) 2,400,000 shares capable of
                                    being acquired through exercise of a
                                    warrant, (ii) 537,142 shares capable of
                                    being acquired through conversion of 537,142
                                    shares of the Company's Series A Preferred
                                    Stock, and (iii) 482,760 shares capable of
                                    being acquired through conversion of 120,690
                                    shares of the Company's Series B Preferred
                                    Stock.
--------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     -0-
--------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                   [ ]
             EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                     Not applicable
--------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


-----------------------------                 ---------------------------------

 TRISTAR CORPORATION                             SCHEDULE 13D
 CUSIP NO.    778242107                          PAGE 7 OF 10 PAGES

-----------------------------                 ---------------------------------

================================================================================
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Starion International Limited
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

                     Not applicable
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                    [X]
             IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                     British Virgin Islands
--------------------------------------------------------------------------------
          NUMBER OF          7      SOLE VOTING POWER:                       -0-
           SHARES
        BENEFICIALLY         ---------------------------------------------------
          OWNED BY           8      SHARED VOTING POWER: 14,697,984 shares,
            EACH                    includes 2,400,000 shares capable of being
          REPORTING                 acquired through exercise of a warrant
           PERSON            ---------------------------------------------------
            WITH             9      SOLE DISPOSITIVE POWER:                  -0-

                             ---------------------------------------------------
                             10 SHARED DISPOSITIVE POWER: 14,697,984 shares, includes 2,400,000 shares capable of being acquired through exercise of a warrant.
--------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             5,220,174 shares, includes 2,400,000 shares capable of being acquired through exercise of a warrant.
--------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                   [ ]
             EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                     27.2%
--------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

                     OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


-----------------------------                 ---------------------------------

 TRISTAR CORPORATION                             SCHEDULE 13D
 CUSIP NO.    778242107                          PAGE 8 OF 10 PAGES

-----------------------------                 ---------------------------------

================================================================================
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Transvit Manufacturing Corporation
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

                     Not applicable
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                    [ ]
             IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                     British Virgin Islands
--------------------------------------------------------------------------------
          NUMBER OF          7      SOLE VOTING POWER:                       -0-
           SHARES
        BENEFICIALLY         ---------------------------------------------------
          OWNED BY           8      SHARED VOTING POWER: 10,014,952 shares,
            EACH                    includes 537,142 shares capable of being
          REPORTING                 acquired through conversion of 537,142
                                    shares of the Company's Series A Preferred
                                    Stock.
                             ---------------------------------------------------
           PERSON            9      SOLE DISPOSITIVE POWER:                  -0-
            WITH
                             ---------------------------------------------------
                             10     SHARED DISPOSITIVE POWER: 10,014,952 shares,
                                    includes 537,142 shares capable of being
                                    acquired through conversion of 537,142
                                    shares of the Company's Series A Preferred
                                    Stock.
--------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             10,014,952 shares, includes 537,142 shares capable of being acquired through conversion of 537,142 shares of the Company's
             Series A Preferred Stock.
--------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                   [ ]
             EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                     57.9%
--------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

                     OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


-----------------------------                 ---------------------------------

 TRISTAR CORPORATION                             SCHEDULE 13D
 CUSIP NO.    778242107                          PAGE 9 OF 10 PAGES

-----------------------------                 ---------------------------------

================================================================================
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Nevell Investments, S.A.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

                     Not applicable
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                    [ ]
             IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Panama
--------------------------------------------------------------------------------
          NUMBER OF          7      SOLE VOTING POWER:                       -0-
           SHARES
        BENEFICIALLY         ---------------------------------------------------
          OWNED BY           8      SHARED VOTING POWER: 482,760 shares,
            EACH                    includes 482,760 shares capable of being
          REPORTING                 acquired through conversion of 120,690
                                    shares of the Company's Series B Preferred
                                    Stock.
                             ---------------------------------------------------
           PERSON            9      SOLE DISPOSITIVE POWER:                  -0-
            WITH
                             ---------------------------------------------------
                             10     SHARED DISPOSITIVE POWER: 482,760 shares,
                                    includes 482,760 shares capable of being
                                    acquired through conversion of 120,690
                                    shares of the Company's Series B Preferred
                                    Stock.
--------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             482,760 shares, includes 482,760 shares capable of being acquired through conversion of 120,690 shares of the Company's Series B
             Preferred Stock.
--------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                   [ ]
             EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                     2.8%
--------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

                     OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


-----------------------------                 ---------------------------------

 TRISTAR CORPORATION                             SCHEDULE 13D
 CUSIP NO.    778242107                          PAGE 10 OF 10 PAGES

-----------------------------                 ---------------------------------

         This Amendment No. 17 to the Statement on Schedule 13D filed jointly by Mahendra Sheth, Shashikant Sheth, Kirit Sheth, and Jamnadas Sheth (collectively the "Core Sheth Families"), together with Starion International Limited ("Starion"), Transvit Manufacturing Corporation ("Transvit Manufacturing"), Nevell Investments, S. A. ("Nevell Investments"), Jayesh Sheth, and Virendra Sheth (all of the foregoing referred to collectively as the "Reporting Persons") (the "Schedule 13D") pursuant to a joint filing agreement attached to this Amendment No. 17 as Exhibit 1, relates to the Common Stock of TRISTAR CORPORATION, formerly known as Ross Cosmetics Distribution Centers, Inc. (the "Issuer").


         The Schedule 13D is amended as follows:



ITEM 1.  SECURITY AND ISSUER.


         This amendment relates to the intent of the members of the Core Sheth Families to reorganize their business interests in Tristar. The Common Stock of the Issuer trades on the Nasdaq National Market. The name of the Issuer is Tristar Corporation and its principal executive address is 12500 San Pedro, Suite 500, San Antonio, Texas 78216.



ITEM 2.  IDENTITY AND BACKGROUND.


         No amendment.



ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.


         Not applicable.



ITEM 4.  PURPOSE OF THE TRANSACTION.


         Currently, the Core Sheth Families consist of members of two families with the same last name who are unrelated by blood. Jamnadas Odhavji Sheth is unrelated to the three brothers who are the other members of the Core Sheth Families, i.e. Mahendrakumar Sunderlal Sheth, Shashikant Sunderlal Sheth and Kirit Sunderlal Sheth. Currently, the Core Sheth Families exercise joint beneficial ownership and voting control over 12,297,984 shares of Common Stock of the Issuer, 2,400,000 warrants of the Issuer, 537,142 shares of the Series A Preferred Stock of the Issuer, and 120,690 shares of the Series B Preferred Stock of the Issuer through Transvit Manufacturing Corporation, Starion International Ltd., Jamnadas Odhavji Sheth, Jamsun Trading LLC and Nevell Investments. All shares of the Series A Preferred Stock and the Series B Preferred Stock are now currently exercisable within 60 days.


         The Core Sheth Families now intend to reorganize their business interests in Tristar. As part of the reorganization, Jamnadas Odhavji Sheth intends to disclaim his rights to the beneficial ownership and voting rights to all of the Common Stock, warrants and Preferred Stock of the Issuer in favor of the remaining Core Sheth Family members on terms as may be mutually finalized. The actual separation will be consummated as soon as requisite permissions and formalities are completed. In the meantime, the Core Sheth Families may reorganize the nominal ownership of the shares such that transfer of ownership and voting rights to the aforesaid shares and warrants passes over smoothly in the event of such consummation.



ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.


         The following table sets forth the aggregate number and percentage of the outstanding Common Stock of the Issuer currently beneficially owned by the Reporting Persons.


                                         Sole              Shared            Aggregate Shares        Percentage of
                                        Voting             Voting              Beneficially              Common
              Name                       Power              Power                 Owned                  Stock
---------------------------------- ------------------ ------------------ ------------------------- -------------------
All Reporting Persons as a Group          -0-              15,717,886              15,717,886               77.8

The Core Sheth Families                   -0-              15,717,886              15,717,886               77.8

Transvit Manufacturing                    -0-              10,014,952              10,014,952               57.9

Shashikant Sheth                          -0-              15,717,886              15,717,886               77.8

Mahendra Sheth                            -0-              15,717,886              15,717,886               77.8

Kirit Sheth                               -0-              15,717,886              15,717,886               77.8

Jamnadas Sheth                            -0-              15,717,886              15,717,886               77.8

Starion Int'l Ltd.                        -0-              14,697,984               5,220,174               27.2

Jay Sheth                                 -0-                     -0-                     -0-                -0-

Viren Sheth                               -0-                     -0-                     -0-                -0-

Nevell Investments                        -0-                 482,760                 482,760                2.8

         Except with regard to Transvit Manufacturing, Jayesh Sheth, Virendra Sheth and Nevell Investments, each of the above figures reflects 2,400,000 shares capable of being acquired through the exercise of warrants. Except with regard to Jayesh Sheth, Virendra Sheth, Nevell Investments and Starion International, each of the above figures reflects 537,142 shares capable of being acquired through conversion of 537,142 of the Series A Preferred Stock. Except with regard to Transvit Manufacturing, Jayesh Sheth, Virendra Sheth, Nevell Investments and Starion International, each of the above figures reflects 482,760 shares capable of being acquired through the conversion of 120,690 of the Series B Preferred Stock.



ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         The information set forth in Item 4 is incorporated by reference.



ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

         1. Written Agreement of the Reporting Persons as required by Rule 13d-1(f), relating to the filing of this Amendment No. 17.

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date: July 6, 2000                                 /s/ Kirit Sheth
                                                   -----------------------------
                                                   Kirit Sheth, Individually

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date: July 6, 2000                                 /s/ Jamnadas Sheth
                                                   -----------------------------
                                                   Jamnadas Sheth, Individually

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date: July 6, 2000                                /s/ Mahendra Sheth
                                                  -----------------------------
                                                  Mahendra Sheth, Individually

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date: July 6, 2000                                /s/ Shashikant Sheth
                                                  -----------------------------
                                                  Shashikant Sheth, Individually

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date: July 6, 2000                           Starion International


                                             By: /s/ Shashikant Sheth
                                                --------------------------------
                                             Shashikant Sheth, Director

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date: July 6, 2000                                /s/ Virendra Sheth
                                                  -----------------------------
                                                  Virendra Sheth, Individually

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date: July 6, 2000                                /s/ Jayesh Sheth
                                                  -----------------------------
                                                  Jayesh Sheth, Individually

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date: July 6, 2000                         Transvit Manufacturing Corporation



                                           By:/s/ Mahendra Sheth
                                              ----------------------------------
                                           Mahendra Sheth, Director

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date: July 6, 2000                            Nevell Investments, S. A.


                                              By: /s/ Kirit Sheth
                                                 -------------------------------
                                              Kirit Sheth, Director

                                                                       EXHIBIT 1


                         AGREEMENT OF REPORTING PERSONS


         The undersigned agree that this Amendment No. 17 to the Schedule 13D dated July 6, 2000, is being filed with the Securities and Exchange Commission on behalf of each of Mahendra Sheth, Shashikant Sheth, Kirit Sheth, Jamnadas Sheth, Starion International, Ltd., Transvit Manufacturing Corp., Virendra Sheth, and Jayesh Sheth.


                                           /s/ Jamnadas Sheth
                                           -------------------------------------
                                           Jamnadas Sheth, Individually




                                           /s/ Shashikant Sheth
                                           -------------------------------------
                                           Shashikant Sheth, Individually




                                           /s/ Mahendra Sheth
                                           -------------------------------------
                                           Mahendra Sheth, Individually




                                           /s/ Kirit Sheth
                                           -------------------------------------
                                           Kirit Sheth, Individually




                                           /s/ Virendra Sheth
                                           -------------------------------------
                                           Virendra Sheth, Individually




                                           /s/ Jayesh Sheth
                                           -------------------------------------
                                           Jayesh Sheth, Individually



Starion International Ltd.                 Transvit Manufacturing Corporation




By: /s/ Shashikant Sheth                   By: /s/ Mahendra Sheth
   ----------------------------               ----------------------------------
Name:  Shashikant Sheth                    Name:  Mahendra Sheth
Title:  Director                           Title:   President

Nevell Investments, S. A.




By: /s/ Kirit Sheth
   --------------------------------
Name:  Kirit Sheth
Title:  Director


Dated: July 6, 2000